Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-119110) and related Prospectus of Laureate Education, Inc. for the registration of 2,500,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedule of Laureate Education, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
March 10, 2005